SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

THE COMMUNITY FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 2, 2019
Dear Stockholder:
I am pleased to invite you to attend our annual meeting of stockholders of The Community Financial Corporation (the “Company”) to be held in the Board Room at the main office of Community Bank of the Chesapeake, located at 3035 Leonardtown Road, Waldorf, Maryland, on Wednesday, May 15, 2019 at 10:00 a.m.
The attached notice and proxy statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Dixon Hughes Goodman LLP, will be present to respond to any questions stockholders may have.
Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote via the Internet, by telephone or by signing, dating and returning a proxy card as soon as possible, even if you plan to attend the annual meeting.
Sincerely,
Michael L. Middleton
Chairman of the Board

THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Wednesday, May 15, 2019
PLACE	Board Room
Community Bank of the Chesapeake 3035 Leonardtown Road Waldorf, Maryland 20601
ITEMS OF BUSINESS	(1) To elect three directors to serve for a term of three years;
(2) To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the year ending December 31, 2019;
(3) To vote on a non-binding resolution to approve the compensation of the named executive officers;
(4) To vote on the frequency of the advisory vote on the compensation of our named executive officers; and
(5) To transact such other business as may properly come before the meeting or any adjournments or postponement thereof.
RECORD DATE	To vote, you must have been a stockholder at the close of business on March 18, 2019. The Board does not know of any business to be presented at the meeting.
PROXY VOTING
It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone or by completing and signing a proxy. Voting instructions are printed on your proxy or voting instruction card and included in the proxy statement. You can revoke a proxy at any time before the meeting by following the instructions in the proxy statement.

Christy Lombardi Corporate Secretary April 2, 2019
IMPORTANT:   The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT
OF
THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

GENERAL INFORMATION

On June 28, 2018, the Securities and Exchange Commission adopted amendments that raise the thresholds in the definition of a “smaller reporting company”, thereby expanding the number of smaller companies eligible to comply with scaled disclosure requirements in several Regulation S-K and Regulation S-X items. Under the new smaller reporting company definition, a company with less than $250 million of public float as of the last business day of its second fiscal quarter qualifies as a smaller reporting company and is eligible to take advantage of the scaled disclosures. The Community Financial Corporation met this qualification of a smaller reporting company and therefore, this proxy statement reflects several of the scaled disclosure requirements.
We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of The Community Financial Corporation for the 2019 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to The Community Financial Corporation as the “Company,” “we,” “our” or “us.”
The Community Financial Corporation is the holding company for Community Bank of the Chesapeake. In this proxy statement, we may also refer to Community Bank of the Chesapeake as the “Bank.”
We are holding the 2019 annual meeting in the Board Room at the main office of the Bank, located at 3035 Leonardtown Road, Waldorf, Maryland, on Wednesday, May 15, 2019 at 10:00 a.m., local time.
We intend to provide access to this proxy statement and a proxy card to stockholders of record beginning on or about April 2, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2019

The Proxy Statement and Annual Report to Stockholders are available at:
https://www.cbtc.com/about/investor-relations/proxyandannualreport

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting.   You are entitled to vote the shares of the Company’s common stock that you owned as of the close of business on March 18, 2019. As of the close of business on March 18, 2019, 5,581,521 shares of Company common stock were outstanding. Each share of common stock has one vote.
Voting by Proxy.   This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of The Community Financial Corporation common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:
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“FOR” each of the nominees for director;

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“FOR” ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm;

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“FOR” the approval of the compensation of the named executive officers; and

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“ONE YEAR” for holding the advisory vote to approve the compensation of the Company’s named executive officers.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your common stock may also be voted by the persons named on the proxy card on the new meeting date, unless you have revoked your proxy.
Registered stockholders can vote their shares of The Community Financial Corporation common stock by mailing a proxy card, via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy or voting instruction card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern time, on May 14, 2019.
Ownership of Shares; Attending the Meeting.   You may own shares of the Company in one of the following ways:
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Directly in your name as the stockholder of record;

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Indirectly through a broker, bank or other holder of record in “street name;” or

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Indirectly in the Community Bank of the Chesapeake Employee Stock Ownership Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the annual meeting.
If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or via the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of The Community Financial Corporation common stock held in street name in person at the annual meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

If you participate in the Community Bank of the Chesapeake Employee Stock Ownership Plan, you will receive a voting instruction card that reflects all shares you may direct the plan trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, all allocated shares of Company stock held by the plan are voted by the trustees, as directed by plan participants. All unallocated shares of Company common stock held by the plan, and allocated shares for which no voting instructions are received, are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the Employee Stock Ownership Plan trustees is May 8, 2019.
Quorum.   We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes (described below) also will be counted to determine the existence of a quorum.
Votes Required for Proposals.   In voting on the election of directors, you may vote in favor of the nominees, withhold votes for all of the nominees, or withhold votes as to any of the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting.
In voting on the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm and on the non-binding resolution to approve the compensation of the named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. In voting on the frequency of the stockholder vote to approve the compensation of the named executive officers, you may choose for the vote to occur every one, two, or three years or abstain from voting. All proposals will be decided by the affirmative vote of a majority of the shares cast at the annual meeting.
For all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting on the proposals.
Effect of Not Casting Your Vote.   If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement), the approval of the non-binding advisory vote on executive compensation (Item 3 of this proxy statement), or the vote on the frequency of the stockholder vote to approve the compensation of the named executive officers (Item 4 of this proxy statement). Current regulations restrict the ability of your bank or broker to vote your shares on these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the approval of the non-binding advisory vote on executive compensation no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any shares for which you do not provide voting instructions on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.
Revocation of Proxy.   Stockholders who execute proxies retain the right to revoke them at any time. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company, by delivering a later-dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy.

CORPORATE GOVERNANCE

Director Independence.   The Company’s Board of Directors currently consists of 10 members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for Michael L. Middleton, former Executive Chairman of the Boards of Directors of the Company and the Bank and William J. Pasenelli, President and Chief Executive Officer of the Company, Chief Executive Officer of the Bank and Vice Chair of the Boards of Directors of the Company and Bank. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Relationships and Transactions with the Company and the Bank,” including (i) legal services performed by the Jenkins Law Firm, LLC, of which Louis P. Jenkins, Jr. is a principal, and (ii) loans or lines of credit that the Bank has directly or indirectly made to each of the directors on the Board.
Board Leadership Structure.   The Company currently separates the offices of President and Chief Executive Officer and Chairman of the Board. Doing so allows the President and Chief Executive Officer to better focus on his responsibilities of managing the day-to-day operations of the Company, enhancing stockholder value and expanding and strengthening the franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Board also has created a Lead Director position to further enhance Board independence and oversight. Joseph V. Stone, Jr. is currently the Lead Director of the Board of Directors. Among other things, the Lead Director (i) presides at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and (ii) may call meetings of the independent directors.
The Board’s Role in Risk Oversight.   Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, senior management attends the Board meetings and is available to discuss strategy and risks facing the Company and to address any questions or concerns raised by the Board on risk management and any other matters. The Board also provides strong oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.
Committees of the Board of Directors.   The following table identifies the members of the Board’s Audit, Enterprise Risk Management, Governance and Compensation Committees as of March 18, 2019. All members of the Audit, Governance and Compensation Committees are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter, which is approved by the Board of Directors, that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually.
Director	Audit Committee	Enterprise Risk Management Committee	Governance Committee	Compensation Committee
M. Arshed Javaid		X
Louis P. Jenkins, Jr.		X	X*	X*
Michael L. Middleton		X
John K. Parlett, Jr.	X	X
William J. Pasenelli		X
Mary Todd Peterson	X*	X		X
E. Lawrence Sanders, III	X
Austin J. Slater, Jr.	X	X*	X	X
Joseph V. Stone, Jr.**	X	X	X	X
Kathryn Zabriskie			X	X
Number of Meetings in 2018	8	3	5	9

*
Chairperson

**
Lead Director

Audit Committee.   The Audit Committee engages the Company’s independent registered public accounting firm and meets with them in connection with their annual audit and reviews the Company’s accounting and financial and regulatory reporting policies and practices. Other responsibilities of the Audit Committee include engagement of compliance and internal audit providers and the review with management of reports issued by such parties. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as defined under the rules and regulations of the Securities and Exchange Commission. While the Board has not designated any individual Board member as an “audit committee financial expert,” the Board believes the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand financial statements, is cumulatively sufficient to discharge the Audit Committee’s responsibilities. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.
Enterprise Risk Management Committee.   The Enterprise Risk Management Committee assists the Board in its oversight responsibilities by focusing specifically on the Company’s enterprise risk management activities including the significant policies, procedures and practices employed to manage capital adequacy, market risk, earnings, credit risk, liquidity, compliance, regulatory, legal, reputation, and strategic operational risk and by providing recommendations to the Board and management on strategic guidance with respect to the assumption, management and mitigation of risk. The Enterprise Risk Management Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.
Governance Committee.   The Governance Committee is responsible for promoting sound corporate governance policies that promote the best interests of the Company and its stockholders. The Committee’s responsibilities include: identification of director candidates; director education; recommendations on the size and composition of the Board and the boards of any subsidiaries, review of any stockholder proposals; monitoring of regulatory and statutory compliance; review of committee charters; and evaluations of Board oversight and effectiveness. The Governance Committee also annually reviews and recommends, in conjunction with the Compensation Committee, the appropriate level of director compensation. The Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.
Compensation Committee.   The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer, Chief Operating Officer and Chief Administrative Officer make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. The Compensation Committee reviews compensation for the Company’s executive officers to ensure an appropriate balance between short-term pay and long-term incentives. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also annually reviews and recommends, in conjunction with the Governance Committee, the appropriate level of director compensation. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.
Director Nomination Process.   The Governance Committee selects nominees for election as directors. The Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience in accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. To accomplish this, the Governance Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would adequately represent the Company’s market area. Any nominee for director must be highly qualified with regard to some or all of these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Governance Committee solicits its current directors for the names of potential qualified candidates. The Governance Committee may also ask its directors to pursue their business contacts for the names of potentially qualified candidates. The Governance Committee would then consider the potential pool of director candidates, select the top candidates based on the candidates’ qualifications and the Company’s needs, and conduct a thorough investigation of each proposed candidate’s background. If a stockholder has submitted a proposed nominee in accordance with the procedures specified below, the Governance Committee would consider the proposed nominee, along with any other proposed nominees recommended by directors, in the same manner in which the Governance Committee would evaluate nominees for director recommended by the Board of Directors.
Consideration of Recommendations by Stockholders.   The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders who wish the Governance Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance Committee in care of the Corporate Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Each written recommendation must set forth (1) the name of the recommended candidate, (2) the number of shares of stock of the Company that are beneficially owned by the stockholder making the recommendation and by the recommended candidate, and (3) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Governance Committee. To be considered by the Governance Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by the January 1 preceding that annual meeting.
Board and Committee Meetings.   During 2018, the Board of Directors of the Company held 10 meetings. No director attended fewer than 75% of the meetings of the Board of Directors and Board committees on which they served in 2018.
Director Attendance at Annual Meeting of Stockholders.   While the Company does not have a policy regarding Board member attendance at annual meetings of stockholders it encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2018 annual meeting of stockholders.
Code of Ethics.   The Community Financial Corporation maintains a Code of Ethics that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. Under the terms of the Code of Ethics, violations of the Code of Ethics are required to be reported to the Audit Committee of the Board of Directors. A copy of the Code of Ethics is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

DIRECTOR COMPENSATION

The following table provides the compensation received by the non-employee directors of the Company and the Bank during 2018.
Name	Fees Earned or Paid in Cash ($)	Non-qualified Deferred Compensation Earnings ($)(1)	Total ($)
Kimberly C. Briscoe-Tonic(2)	$18,000	$—	$18,000
M. Arshed Javaid	36,000	—	36,000
Louis P. Jenkins, Jr.	49,725	—	49,725
Michael L. Middleton	50,000	2,323	52,323
John K. Parlett, Jr.	43,500	—	43,500
Mary Todd Peterson	47,900	—	47,900
E. Lawrence Sanders, III	42,225	—	42,225
James R. Shepherd(3)	21,125	—	21,125
Austin J. Slater, Jr.	50,125	—	50,125
Joseph V. Stone, Jr.	53,125	3,634	56,759
Kathryn Zabriskie	44,725	—	44,725

(1)
Represents the portion of non-qualified deferred compensation earnings under the Community Bank of the Chesapeake Retirement Plan for Directors that was above the Internal Revenue Service long-term rate. Under the plan, interest is credited at a rate equal to the Company’s annualized return on equity or based on the gains or losses on the deemed investments.

(2)
Ms. Briscoe-Tonic serves as a director of the Bank.

(3)
Mr. Shepherd resigned from the Board of Directors of the Company effective February 8, 2017. Mr. Shepherd continues to serve as a director of the Bank.

Cash Retainer and Meeting Fees for Directors.   The following tables set forth the applicable retainers and fees that will be paid to directors for their service on the Boards of Directors of the Company and the Bank for 2019:
Board of Directors of the Company:
Annual Retainer	$15,000
Fee per Board Meeting (Regular or Special)	$750 ($225 per telephone meeting)
Fee per Committee Meeting	$500 ($225 per telephone meeting)
Annual Retainer for the Chairman of the Board and Audit Committee Chair	$5,000
Annual Retainer for Governance, Compensation, and Enterprise Risk Management Committee Chairs	$2,500

Board of Directors of the Bank:
Annual Retainer	$10,000
Fee per Board Meeting (Regular or Special)	$650 ($225 per telephone meeting)
Fee per Committee Meeting	$425 ($225 per telephone meeting)
Annual Retainer for ALCO and Credit Risk Committee Chairs	$2,500
Employee directors of the Company receive only the annual retainer and Board meeting fees; they do not receive fees for committee meetings. Employee directors of the Bank do not receive annual retainers, board meeting fees or fees for committee meetings.
Directors Retirement Plan.   The Bank maintains a retirement plan for non-employee members of the Board of Directors of the Bank (the “Directors’ Plan”). Under the Directors’ Plan, each eligible director of the Bank will receive an annual retirement benefit for ten years following his or her termination of service on the Bank’s Board in an amount equal to the product of his “Benefit Percentage”, “Vested Percentage”, and $3,500. A participant’s “Benefit Percentage” is 0% for less than five years of service, 33 1∕3% for five to nine years of service, 66 2∕3% for 10 to 14 years of service, and 100% for 15 or more years of service. A participant’s “Vested Percentage” is 33 1∕3% for less than one year of service, 66 2∕3% for one year of service, and 100% for two or more years of service. If a participant terminates service on the Board due to disability, the Bank will pay the participant each year for ten years an amount equal to the product of his or her Benefit Percentage and $3,500. If a participant dies before collecting either his or her retirement or disability benefit, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to five times the annual retirement benefit to which the participant was entitled, assuming the participant separated service on the date of death and was fully vested. If the participant dies after beginning to receive his or her retirement or disability benefits, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to the remaining benefits to which the participant was entitled from the date of death through the tenth annual payment thereafter. A participant will become fully vested in the event of a “change in control” (as defined in the Directors’ Plan) or upon separation from service on the Board after attaining the age 72 or incurring a disability.
The Directors’ Plan also provides non-employee directors the opportunity to defer all or any portion of the fees and/or salary otherwise payable. Deferred amounts may be credited quarterly and adjusted annually with a rate of return equal to the consolidated return on equity of the Company for the calendar year, as determined under accounting principles generally accepted in the United States, and/or quarterly with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested.
Consulting Agreement with Michael L. Middleton.   The Community Bank of the Chesapeake maintains a 12 month Consulting Agreement with Michael L. Middleton, which renews annually for an additional year unless terminated by the parties with 30 days’ written notice. Under the terms of the Consulting Agreement, Mr. Middleton’s consulting services include, but are not limited to, advising on bank markets, operations and the strategic direction of the Bank, as well as any other matters the Board of Directors and/or our Chief Executive Officer request. In consideration of the consulting services, Mr. Middleton receives an annual consulting fee of  $100,000 payable in equal monthly installments.

AUDIT RELATED MATTERS

Report of the Audit Committee.   The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.
The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF THE COMMUNITY FINANCIAL CORPORATION
Mary Todd Peterson (Chair)
John K. Parlett, Jr.
E. Lawrence Sanders, III
Austin J. Slater, Jr.
Joseph V. Stone, Jr.
Audit Fees.   The following table sets forth fees billed to the Company by Dixon Hughes Goodman for the fiscal years ended December 31, 2018 and December 31, 2017:
	2018	2017
Audit Fees(1)	$256,577	$186,328
Audit Related Fees(2)	23,562	22,580
Tax Fees	—	3,057
All Other Fees	—	—

(1)
Represents fees for review of Quarterly Reports on Form 10-Q and audit of financial statements.

(2)
Represents fees for the audit of the 401(k) and ESOP plans.

Pre-Approval of Services by the Independent Registered Public Accounting Firm.   The Audit Committee’s charter provides that the Audit Committee will approve in advance any non-audit services permitted by the Securities Exchange Act, including tax services that its independent registered public accounting firm renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Securities Exchange Act, including but not limited to a 5% de minimis exception. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Audit Committee at its next scheduled meeting for ratification. During the fiscal year ended December 31, 2018, the Audit Committee approved 100% of all “audit-related,” “tax” and “other fees.”

PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company does not know of any beneficial owners of more than 5% of the Company’s outstanding common stock. The following table sets forth, as of March 18, 2019, the shares of Company common stock beneficially owned by each director, each executive officer named in the summary compensation table and by all executive officers and directors of the Company as a group. All beneficial owners listed in the table have the same address as the Company, unless otherwise provided. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.
Name of Beneficial Owners	Number of Shares Beneficially Owned(1)(2)	Percent of Shares of Common Stock Outstanding(3)
Directors:
M. Arshed Javaid	3,683	*
Louis P. Jenkins, Jr.	19,742	*
Michael L. Middleton	230,053(4)	4.12%
John K. Parlett, Jr.	5,250	*
William J. Pasenelli	48,707	*
Mary Todd Peterson	6,529	*
E. Lawrence Sanders, III	24,324(5)	*
Austin J. Slater, Jr.	21,602	*
Joseph V. Stone, Jr.	29,125(6)	*
Kathryn Zabriskie	2,550	*
Named Executive Officers Who are Not Also Directors
James M. Burke	20,599	*
Gregory C. Cockerham	123,977	2.22%
All Directors, Executive Officers and Nominees as a Group (17 persons)	580,724(7)(8)	10.95%

*
Less than 1% of the shares outstanding

(1)
Includes shares allocated to the account of the individuals under the Community Bank of the Chesapeake Employee Stock Ownership Plan, with respect to which the individual has voting but not investment power as follows; Mr. Cockerham — 24,440 shares; Mr. Burke — 1,832 shares; and Mr. Pasenelli — 5,429 shares.

(2)
Includes shares of unvested restricted stock, with respect to which the individual has voting but no investment power as follows: Mr. Middleton — 1,667 shares; Mr. Pasenelli — 1,110 shares; Mr. Cockerham — 500 shares; and Mr. Burke — 777 shares.

(3)
Based upon 5,581,521 shares of Company common stock outstanding as of March 18, 2019.

(4)
Includes 64,351 shares beneficially owned by Mr. Middleton’s wife.

(5)
Includes 2,139 shares beneficially owned by the individual retirement account of Mr. Sanders’s wife.

(6)
Includes 2,000 shares beneficially owned by the individual retirement account of Mr. Stone’s wife.

(7)
Amount includes an aggregate of 5,879 unvested shares of restricted stock over which directors and officers of the Company have voting but no dispositive power.

(8)
Includes 9,934 shares beneficially owned by James R. Shepherd and 85 shares beneficially owned by Kimberly Briscoe-Tonic who are directors of Community Bank. Includes 9,699 shares beneficially owned by Todd Capitani, 14,344 shares beneficially owned by James Di Misa and 10,551 shares beneficially owned by Christy Lombardi, who are executive officers.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1 — Election of Directors
The Company’s Board of Directors currently consists of 10 members. The Board is divided into three classes, each with terms of three years, one-third of whom are elected annually. The Board of Directors has nominated Louis P. Jenkins, Jr., Michael L. Middleton and Mary Todd Peterson to serve for a three-year term or until their successors have been elected and qualified. Messrs. Jenkins, Middleton and Ms. Peterson are currently directors of the Company.
It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve.
The Board of Directors recommends a vote “FOR” the election of each of the nominees.
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2018. There are no family relationships among the directors or executive officers.
Board Nominees with Term Ending in 2022
Louis P. Jenkins, Jr. is the principal of Jenkins Law Firm, LLC, located in La Plata, Maryland. Before entering private practice, Mr. Jenkins served as an Assistant State’s Attorney in Charles County, Maryland from 1997 to 1999. In addition to his private practice, Mr. Jenkins serves as Court Auditor for the Circuit Court for Charles County, Maryland and attorney for the Charles County Board of Elections. Mr. Jenkins currently serves as a member of the Board of Directors of the University of Maryland Medical System which consists of twelve hospitals located throughout the State of Maryland with annual revenue in excess of  $3.67 Billion. Mr. Jenkins has also served as a board member of several other public service organizations including the University of Maryland Charles Regional Medical Center, Southern Maryland Chapter of the American Red Cross, Charles County Chamber of Commerce and the Charles County Bar Association. Age 47. Director of the Bank and the Company since 2000.
As an attorney, Mr. Jenkins provides the Board with substantial knowledge regarding issues facing the Company and the Bank. In addition, Mr. Jenkins brings a critical perspective to the lending and governance function of the Company and the Bank. Mr. Jenkins’ experience in the public sector adds valuable expertise regarding local issues and provides first-hand understanding of the local political and business environment in which the Bank operates.
Michael L. Middleton is Chairman of the Board of Directors of the Company and the Bank and serves as a consultant to the Bank. On June 30, 2016, he retired as Executive Chairman of the Board of Directors of the Company and the Bank. Mr. Middleton joined the Bank in 1973 and served in various management positions until 1979 when he became President of the Bank, which he served as until 2010. He remained President of the Company until 2012 and Chief Executive Officer of the Company and the Bank until June 2014. Mr. Middleton is a lifetime member of the American Institute of Certified Public Accountants and holds a Masters of Business Administration. From 1996 to 2004, Mr. Middleton served on the Board of Directors of the Federal Home Loan Bank of Atlanta, serving as Chairman of the Board in 2004. Mr. Middleton served on the Board of Directors of the Federal Reserve Bank, Baltimore Branch, from 2004 to 2009. He completed his term as Chairman of the Maryland Bankers Association in June 2013 and is Trustee Emeritus and former Chairman of the Board for the College of Southern Maryland. Mr. Middleton completed his term on the Federal Reserve’s Community Depository Advisory Council in October 2015. He also serves on several philanthropic and civic boards. Age 71. Director of the Bank since 1979 and of the Company since 1989.

Mr. Middleton’s extensive experience in the local banking industry and involvement in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Bank. In addition to Mr. Middleton’s extensive background in finance and corporate management, Mr. Middleton also has significant expertise in large financial institution governance providing a unique and broad-based decision-making capability for the Company and the Bank. Mr. Middleton’s knowledge of the Company’s and the Bank’s business and history, combined with his success and strategic vision, position him well to serve as our Chairman.
Mary Todd Peterson retired in May 2018 as the senior advisor to the Chairman and CEO of ProAssurance Corporation supporting key strategic initiatives. In February 2016, she retired as the President and Chief Executive Officer of Medmarc Insurance Group and as a Director of Medmarc Casualty Insurance Company and its subsidiary Noetic Specialty Insurance Company, both of which are subsidiaries of ProAssurance. Ms. Peterson had been associated with Medmarc since 2001 where she also held the positions of Chief Financial Officer and Chief Operating Officer. From 1993 to 2001, Ms. Peterson was a Partner with Johnson Lambert & Co., a certified public accounting firm. Ms. Peterson also held positions with Acacia Life Insurance Company, Oxford Development Corporation and Ernst & Whinney (now Ernst & Young). Prior to her retirement from Medmarc, Ms. Peterson served as a member of the Property Casualty Insurers Association of America (“PCI”) Board of Governors, Chair of PCI’s Investment Committee and a member of PCI’s Executive and Finance Committees. Ms. Peterson is a member of the American Institute of Certified Public Accountants. Age 64. Director of the Bank and the Company since 2010.
Ms. Peterson has extensive executive-level experience in a mid-size company setting within the financial services industry combined with 18 years’ experience in public accounting. Ms. Peterson’s financial and operational expertise within the insurance industry, including proficiencies in corporate governance and risk assessment, provide the Board with a skill set critical to successfully operating the Company and Bank.
Directors Continuing in Office
Directors with Terms Ending in 2020:
M. Arshed Javaid is President of Smartronix, Inc., an information technology and engineering solutions provider. Mr. Javaid founded Smartronix, Inc. in 1995, and has extensive experience in business management and community relations. He served on the Historic Sotterley Inc. Board of Trustees for 10 years from 2008 to 2018 and was re-elected in January 2019 for a five year term. Age 64. Director of the Bank and the Company since 2013.
Mr. Javaid provides the Board with significant management, strategic and operational knowledge through his experience as founder and president of an information technology and engineering solutions provider that has evolved from a start-up company to a company with over 700 employees. Mr. Javaid’s experience in the information technology industry, especially cyber security, provides the Board with valuable insight into the data security and reputational risk issues facing businesses.
John K. Parlett, Jr. is currently President of Parlett Affiliated Companies, LLC, a real estate development and property management firm in Charlotte Hall, Maryland primarily focusing on commercial rental properties. He is President of Computech Systems, Inc., a nationally marketed company that designs instrumentation and other electrical components for the motorsports industry. Mr. Parlett also has an extensive history of community involvement. He has contributed his time and leadership experience to many organizations over the years including service organizations, community development groups and local government task forces. Mr. Parlett has received many honors for his service, including the Jefferson Award Honoring Community and Public Service in America, the St. Mary’s Chamber of Commerce Community Service Award and the Governor William Donald Schaefer Salute to Excellence Award. Age 63. Director of the Bank since 2014 and Director of the Company since 2017.
Mr. Parlett provides the Board with important knowledge and insight necessary to guide the Company and its management through the various issues facing financial institutions.
Kathryn M. Zabriskie is president of Business Training Works, Inc., an employee-development firm specializing in soft-skills training, leadership development, and customer-experience initiatives. Ms. Zabriskie started the company in 2000. Since that time, she and her team have worked with hundreds of organizations across industries, including several members of the Fortune 50. Ms. Zabriskie holds an MBA from the University of Texas at Austin and a BA from George Mason University. She has served on several philanthropic boards and civic organizations in the Bank’s market. Age 47. Director of the Bank since 2013 and Director of the Company since 2017.
Ms. Zabriskie brings a depth and breadth of knowledge to the board related to best practices in employee development, human resources, facilitation, and organizational planning. Her experience working nationally, internationally, and across industries offers a broad perspective on issues related to training and development, corporate culture, managing and attracting talent, and planning for the future.
Directors with Terms Ending in 2021:
William J. Pasenelli is President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. He also serves as Vice Chair for the Company and the Bank. Mr. Pasenelli joined the Bank as Chief Financial Officer in 2000 and was named President of the Bank in 2010, President of the Company in 2012, and Chief Executive Officer in July 2014. Before joining the Bank, Mr. Pasenelli had been Chief Financial Officer of Acacia Federal Savings Bank, Annandale, Virginia, since 1987. Mr. Pasenelli serves on the Board of Directors for the Maryland Bankers Association and the Maryland Chamber of Commerce. Mr. Pasenelli is a member of the American Institute of Certified Public Accountants and the Greater Washington Society of Certified Public Accountants and other civic groups. Age 60. Director of the Bank and the Company since 2010.
Mr. Pasenelli’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Pasenelli’s financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as President and Chief Executive Officer and as a Director.
E. Lawrence Sanders, III is President of Edward L. Sanders Insurance Agency, which provides multi-line insurance services to clients in Maryland since 1903. Mr. Sanders graduated from NC State University in 1978, obtained his Certified Insurance Counselor designation in 1979 and became a licensed Insurance Advisor in 1981. Mr. Sanders served on the board of directors of County First Bank for 28 years and served as chairman of the board from 2013 to 2018. He is a current member and past President of the Charles County Rotary, past director for the Professional Insurance Agent’s Association, past director and past President for the Civista Foundation and current director for the Charles County Rotary Foundation. Age 62. Director of the Bank and the Company since 2018.
Through his experience as owner of an insurance agency, Mr. Sanders has extensive financial and operational knowledge. His years of experience serving as a bank director provides the Board valuable insight regarding corporate governance, regulatory compliance, risk assessment practices and bank operations.
Austin J. Slater, Jr. is the President and Chief Executive Officer of the Southern Maryland Electric Cooperative, which is one of the ten largest electrical distribution cooperatives in the country. Mr. Slater presently serves on the Board of Directors of the Federal Reserve Bank of Richmond, Baltimore Branch, serves on the Board of Directors as Vice Chairman of the University of Maryland Charles Regional Medical Center. He has also served as Chairman of the Board of the Maryland Chamber of Commerce and Chairman of the Board of Trustees for the College of Southern Maryland, as well as numerous other industry and civic organizations. Mr. Slater holds an MBA in Finance from George Washington University and a BS in Accounting from Shepherd University. Age 65. Director of the Bank and the Company since 2003.
Mr. Slater has extensive management level experience in a large company setting outside of the financial services industry. Mr. Slater’s financial acumen and operational experience allow him to understand the complexities of the Company and the Bank. His experience in a regulated industry has exposed Mr. Slater to many of the issues facing companies today, particularly regulated entities, making Mr. Slater a valued component of a well-rounded board.
Joseph V. Stone, Jr. owned and operated Joe Stone Insurance Agency, which provided multi-line insurance services to clients in Maryland and Virginia, from 1981 to 2016. He has served as a director for the Southern Maryland Electric Cooperative since 1996. Age 64. Director of the Bank and the Company since 2006.

Mr. Stone provides the Board with significant marketing and operational knowledge through his experience as owner of an insurance agency and various director positions with companies outside of the financial services industry. Mr. Stone also has considerable experience in the insurance industry, corporate governance and risk assessment practices necessary in banking operations.
Item 2 — Ratification of the Independent Registered Public Accounting Firm
Dixon Hughes Goodman, which was the Company’s independent registered public accounting firm for 2018, has been retained by the Audit Committee of the Board of Directors to be the Company’s independent registered public accounting firm for 2019, subject to ratification by the Company’s stockholders. A representative of Dixon Hughes Goodman is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, the Audit Committee will consider other independent registered public accounting firms. In addition, if the ratification of the independent registered public accounting firm is approved by stockholders at the annual meeting, the Audit Committee may also consider other independent registered public accounting firms in the future if it determines that such consideration is in the best interests of the Company and its stockholders.
The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes Goodman as the Company’s independent registered public accounting firm.
Item 3 — Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to express their views, on a non-binding basis, on the compensation of our named executive officers as disclosed in this proxy statement. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:
“Resolved, that the stockholders approve the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”
Because your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.
Item 4 — Advisory Vote on the Frequency of a Stockholder Vote to Approve Executive Compensation
The Dodd-Frank Act requires, among other things, that SEC-reporting companies obtain a non-binding stockholder vote on the frequency of the stockholder vote on executive compensation at least once every six years.
This proposal gives the Company’s stockholders the opportunity to determine whether the frequency of stockholder vote on executive compensation will be every one, two or three years. Stockholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options. Stockholders may also abstain from voting on the frequency of stockholder vote on executive compensation.
The Board of Directors has considered the frequency of the advisory vote on the compensation of the Company’s named executive officers. After considering the benefits and consequences of each option, the Board recommends submitting the advisory vote on the compensation of the Company’s named executive officers to stockholders annually.

The Board of Directors believes an annual advisory vote on the compensation of the Company’s named executive officers will allow the Board to obtain information on stockholders’ views of the compensation of the Company’s named executive officers on a more consistent basis. In addition, the Board believes an annual advisory vote on the compensation of the Company’s named executive officers will provide the Board of Directors and the Compensation Committee with frequent input from stockholders on the Company’s compensation programs for its named executive officers. Finally, the Board believes an annual advisory vote on the compensation of the Company’s named executive officers aligns more closely with the Company’s objective to engage in regular dialogue with its stockholders on corporate governance matters, including the Company’s executive compensation philosophy, policies and programs.
Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of stockholder vote on executive compensation.
The Board of Directors unanimously recommends a vote for the approval of a stockholder vote to approve the compensation of the named executive officers being conducted EVERY YEAR.

EXECUTIVE COMPENSATION

The following overview is intended to provide stockholders with a description of the Company’s executive compensation philosophy, components of its executive compensation program, and the factors considered by the Compensation Committee (or “Committee” in this section) for determining executive compensation for our named executive officers (or “NEO” in this section) in 2018.
Because of the June 2018 amendment to the definition of a “smaller reporting company” under rules promulgated by the Securities and Exchange Commission, we now qualify for, and have elected to comply with, the scaled disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation overview is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.
Our 2018 named executive officers are our three most highly-compensated executive officers who were serving as an executive officer at the end of 2018. This executive compensation overview should be read in conjunction with the compensation tables and associated narrative that follows.
Named Executive Officer	Title
William J. Pasenelli	President and Chief Executive Officer (CEO)
James M. Burke	Executive Vice President and Chief Risk Officer (CRO)
Gregory C. Cockerham	Executive Vice President and Chief Lending Officer (CLO)
Our Compensation Philosophy
Our executive compensation program is structured to motivate and retain executive officers who are critical to our success. Our competitive salary, incentive opportunities and benefits program reflect a balanced and responsible pay approach while also considering the environment in which the Company operates. Our executive compensation program is designed to reward our named executive officers for delivering results and achieving sustainable growth. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. Our compensation philosophy is grounded on the following guiding principles:
Team-Based Approach.   Each named executive officer is a member of the Company’s executive team. The Company’s executive compensation program is intended to promote and maintain stability within the executive team. As such, compensation levels amongst the NEOs are closely aligned and their incentive opportunities are linked to similar performance metrics.
Performance Expectations.   The Company has clear performance expectations of its officers that are reinforced by its performance review and compensation programs. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. Second, each executive officer must contribute to the Company’s overall success, rather than focus solely on specific objectives within the officer’s area of responsibility.
Ownership.   We believe executives should have an ownership position in our Company. A portion of the annual incentive is paid in restricted stock. The Company has in place stock ownership guidelines for its executive officers (ranging between 1x – 2x base pay).
Principal Elements of Pay
The executive compensation program reflects our compensation philosophy and uses a full range of pay components to achieve our objectives. We believe that we can meet the objectives of our compensation philosophy by reaching a balance among the primary elements of base salary, short-term incentives and long-term incentives.
The target allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and his or her individual performance and achievements in support of our strategic objectives.

Supplemental benefits: In addition to eligibility to participate in the Company’s health and welfare programs and other broad-based programs on the same basis as other employees, the Company offers NEOs supplemental retirement and life insurance benefits commonly offered by peers within the industry.
Our Decision-Making Process
Role of the Compensation Committee.   The Committee is responsible for overseeing and administering the Company’s employee benefit plans and policies. The Committee determines all compensation for the named executive officers. Each year, the Committee conducts an evaluation of each executive officer to determine if any changes in the officer’s compensation would be appropriate based on the considerations described above.
The Committee is composed of at least three directors who are determined to be “independent directors” as defined by NASDAQ Rule 5605(d) (2) (A). The members of the Committee are appointed annually by the Board of Directors. Four members of the Company’s Board of Directors serve on the Committee, each of whom is an “independent director”. The Chair of the Committee reports to the Company’s Board regarding Committee actions.
Compensation Committee Interlocks and Insider Participation.   No member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks with other entities with respect to any such member.
Role of Management.   At the Committee’s request, Mr. Pasenelli, our Chief Executive Officer, provides input regarding the performance and appropriate compensation of the other executive officers. The Committee considers Mr. Pasenelli’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. In accordance with NASDAQ rules, Mr. Pasenelli is not present when his compensation is being discussed or approved.
Role of the Compensation Consultant.   For 2018 compensation decisions, the Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to assist the Committee with its compensation governance responsibilities, including areas such as competitive assessment of our executive compensation programs, advice on incentive plan design, and education and guidance on regulatory matters and emerging trends related to executive compensation. The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.
The compensation assessment provided the Committee with a broad array of information from which to assess the effectiveness of our compensation programs and served as a foundation for 2019 compensation decisions.
Role of Compensation Benchmarking.   The Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation opportunities that it believes are commensurate with the market and the Company’s scope and performance. The Committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. However, the Committee also considers other factors when setting compensation, including specific job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.
2018 Executive Compensation Decisions
The Committee began its work on executive compensation for 2018 by assessing competitive market compensation using a number of data sources including publicly disclosed information on a selected peer group of publicly traded banking organizations similar in asset size and geographic region. Additionally, the Committee considered the results of the Company’s say-on-pay vote when making compensation decisions for the NEOs. At the Company’s 2018 annual meeting of stockholders, approximately 93.2% of the votes cast on the say-on-pay proposal were voted for the proposal, demonstrating a high level of support for the Committee’s executive pay decisions.

2018 Business Highlights.   When establishing and evaluating performance goals for the 2018 executive annual incentive opportunities, consideration was given to the following 2018 business results in light of the objectives set forth in the Company’s strategic plan for 2018:
During 2018, the Company and its subsidiary, Community Bank of the Chesapeake, continued to successfully execute on its strategic longer-term objectives of increased profitability and shareholder value. The Company completed the acquisition of County First Bank on January 1, 2018, increasing the Company’s asset size by $200 million to just under $1.6 billion. As planned, the Company closed four of the five acquired County First Bank branches during May of 2018. The first six months of 2018 included operating expenses to support the merged operations with County First Bank. The closure of four branches and reductions in headcount during the second quarter positively impacted the Company’s performance in the second half of 2018.
Below are a few highlights of our 2018 performance:
•
Net income for the year ended December 31, 2018 was $11.2 million or $2.02 per diluted share compared to net income of  $7.2 million or $1.56 per diluted share for the year ended December 31, 2017. The annual results included merger and acquisition costs net of tax of $2.7 million and $724,000 for the comparative periods.

•
The Company’s operating net income1 increased as expected in the second half of 2018. Operating net income increased to $7.7 million for the six months ended December 31, 2018 compared to $6.2 million for the six months ended June 30, 2018. The increase in earnings in the third and fourth quarters was primarily the result of decreased merger costs, the reduction in the Company’s expense run rate with the successful integration of the County First Bank transaction and increased net interest income.

•
The Company’s operating ROAA and operating ROACE were 0.87% and 9.34% for the year ended December 31, 2018 compared to 0.78% and 9.70% for the year ended December 31, 2017.

•
Classified assets as a percentage of assets improved in 2018, decreasing by 116 basis points from 3.58% at December 31, 2017 to 2.42% at December 31, 2018.

•
Non-accrual loans, OREO and TDRs to total assets increased 31 basis points to 2.02% at December 31, 2018 from 1.71% at December 31, 2017.

Base Salaries.   Competitive base salaries are critical in attracting and retaining our executives. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience, and responsibilities as well as their individual performance and value with similar positions among our peers.
The following table reflects each active named executive officer’s increase in base pay for 2018.
Executive	Title	2017 Salary	2018 Salary	% Increase
William J. Pasenelli	President & CEO	$412,000	$440,000	6.80%
James M. Burke	EVP, CRO	305,000	336,000	10.16%
Gregory C. Cockerham	EVP, CLO	294,000	320,000	8.84%
Historically, Messrs. Pasenelli, Burke and Cockerham received $15,000 each year for their service on the Bank’s Board of Directors. The Committee chose to roll these fees into their base salaries beginning in 2018 and therefore, the percentage increases reflect this action. Excluding the $15,000 increase, base pay increases ranged between 3% and 5% for the NEOs in 2018.

1
The Company defines operating net income as net income before merger and acquisition costs and the deferred tax adjustment for Tax Cuts and Jobs Act. Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See Non-GAAP reconciliation schedules in the Form 10-K: Item 6 — Selected Financial Data.

Annual Performance-Based Incentive Compensation.   We maintain a short-term annual compensation plan which allows us to provide our active named executive officers with the opportunity to earn incentive compensation for achieving specific Company performance goals. The plan uses a balanced scorecard approach by establishing threshold, target and maximum incentive opportunities tied to performance factors aligned with the annual strategic plan approved by the Board. A portion of the incentives, once earned, may be paid in restricted stock which vests ratably over three years beginning on the first anniversary of the grant date.
The performance factors used to determine annual bonus awards for our named executive officers under the Bank’s Executive Incentive Compensation Plan in 2018 included ROAA, EPS growth and efficiency ratio. The plans for the CEO and Chief Risk Officer also included non-performing assets as a percentage of total assets. These criteria were chosen because they reflect commonly recognized measures of overall company performance and are associated with shareholder value creation. The plan included threshold, target and maximum levels of performance for each performance factor and a corresponding payout, weighted as a percentage of salary, to each of the named executive officers based upon actual achievement. The 2018 target incentive opportunity was 35% of base salary for the CEO and 30% of base salary for the other NEOs. The incentive opportunity ranged from 50% of target at threshold performance to a maximum of 150% of target for superior performance (from 17.5% to 52.5% of base salary for the CEO and 15% to 45% for the other NEOs). As soon as practicable following year end, the Committee determines the amount to be awarded to each executive officer by comparing the Company’s financial results to the established performance goals. For 2018, ROAA, EPS growth, and efficiency ratio aligned slightly below threshold performance, and non-performing assets achieved performance below threshold.
The Compensation Committee has the discretionary authority to adjust for one-time non-recurring charges or other extenuating circumstances. The outcome of the County First Bank acquisition was highly successful, but also resulted in unforeseeable challenges that negatively impacted the achievement of certain performance goals in the annual incentive plan. In its evaluation of performance results, the Committee recognized the material improvement in ROAA and efficiency ratio during the final two quarters of the year, which it felt was a better reflection of management’s ongoing performance related to the objectives of these goals. The Committee also considered factors in the performance of the management team which were not directly reflected in the metrics, including overall financial performance, successful execution of the acquisition and progress toward completion of the Company’s strategic initiatives. Following its deliberations, the Compensation Committee decided to award incentive payouts slightly above threshold levels as noted below:
Executive	Target Incentive (% of Salary)	Target Incentive ($)	Amount Awarded (% of Salary)	Amount Awarded ($)
William J. Pasenelli	35.0%	$154,000	18.38%	$80,850
James M. Burke	30.0%	100,800	15.75%	52,920
Gregory C. Cockerham	30.0%	96,000	18.00%	57,600
Each named executive officer received a portion of the 2018 total incentive award in restricted stock, except for Mr. Cockerham who meets the minimum age and stock ownership requirements to receive a full cash payout. The restricted stock awards were granted on February 14, 2019, and vest ratably over a three-year period, beginning on the first anniversary of the grant date.
Executive	Title	Total 2018 Annual Award	Amount Paid in Cash	Amount Paid in Restricted Stock
William J. Pasenelli	President & CEO	$80,850	$68,730	$12,120
James M. Burke	EVP, CRO	52,920	45,000	7,920
Gregory C. Cockerham	EVP, CLO	57,600	57,600	—

Each named executive officer received of portion of the 2017 total incentive award in restricted stock as follows. The restricted stock awards were granted on February 15, 2018, and vest ratably over a three-year period, beginning on the first anniversary of the grant date.
Executive	Title	Number of Shares Issued	FMV of Restricted Stock on Grant Date
William J. Pasenelli	President & CEO	745	$27,736
James M. Burke	EVP, CRO	551	20,514
Gregory C. Cockerham	EVP, CLO	531	19,769
Long-Term, Equity Based Compensation.   The Committee believes that equity should represent a portion of executive compensation to align the interests of our executives and stockholders. Additionally, we believe that equity provides for a longer-term retention tool. These ownership and retention objectives are supported by paying a portion of incentives in restricted stock and through the use of time-based vesting for equity awards. The Committee makes an annual determination as to who will receive equity awards, the type of awards, vesting conditions, and level of the awards. All equity grants made to named executives have a minimum three year vesting period. In addition, we require certain levels of stock ownership as described in the Other Compensation Guidelines, Practices and Policies section below.
Except for restricted stock awarded to our named executive officers under the annual incentive plan described above, our named executive officers received no other equity awards in 2018.
Other Compensation Guidelines, Practices and Policies
Stock Ownership Guidelines:   Under the Company’s stock ownership guidelines, our CEO is expected to own shares of Company common stock that have a value equal to 2.0 times his base salary. The EVP, CRO (this individual also serves as the Bank’s President) is expected to own shares with a value equal to 1.5 times his base salary and other named executives must own 1.0 times their salary. Until these target ownership levels are reached, an executive must retain 100% of his or her net shares from any vested awards (after taxes and any exercise price). All named executive officers met the minimum stock ownership requirements at the end of 2018. Because an executive officer must retain 100% of net shares acquired from equity awards until the specified target of ownership is met, there is no minimum time period required to achieve the target level of ownership.
Responsible Equity Practices:   The grant date for all equity awards is established when the grants and all key terms are approved by the Board or the Compensation Committee. Our 2015 Equity Compensation Plan includes prohibitions on the repricing of stock options without shareholder approval.
Prohibition on Hedging and Short Sales:   The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.
Risk Considerations:   In addition to our guiding principles, the Company engages in the following practices to ensure its executive compensation program is aligned with shareholders’ interests and protects us against risk. We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. The Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. In this regard, our executive compensation program includes, among other things, the following design features:
•
Variable compensation based on a variety of performance goals

•
Committee discretion to lower annual incentive award amounts

•
Balanced mix of short-term and long-term incentives

•
Stock ownership requirements

•
Claw-back provisions

The Committee conducts an annual evaluation of all of the Company’s compensation programs, policies and practices to ensure that compensation policies and incentive compensation programs in place are not reasonably likely to have a material adverse impact on the Company and do not encourage our employees to excessive risks.
Summary Compensation Table.   The following table provides information concerning total compensation earned or paid for the last two completed fiscal years to the principal executive officer and the two most highly compensated executive officers of the Company who served in such capacity as of December 31, 2018. These three officers are referred to as the named executive officers in this proxy statement.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
William J. Pasenelli President and Chief Executive Officer	2018	$440,000	$27,736	$68,730	$320,521	$53,480	$910,467
	2017	412,000	18,905	157,264	167,887	48,466	804,522
James M. Burke Executive Vice President and Chief Risk Officer	2018	$336,000	$20,514	$45,000	$59,796	$27,247	$488,557
	2017	305,000	13,077	116,558	47,923	25,930	508,488
Gregory C. Cockerham Executive Vice President and Chief Lending Officer	2018	$320,000	$19,769	$57,600	$119,462	$30,402	$547,233
	2017	294,000	13,077	112,303	92,581	31,536	543,497

(1)
Represents the aggregate grant date fair value of the granting of 745, 551 and 531 shares of restricted stock awards to Messrs. Pasenelli, Burke and Cockerham respectively, computed in accordance with FASB ASC Topic 718 based on a per share price of  $37.23, on the date of grant for awards under the 2017 annual incentive plan granted in 2018.

(2)
Represents incentive payments earned in 2018 under the Company’s annual incentive plan.

(3)
Represents the sum of above-market earnings under the Community Bank of the Chesapeake Executive Deferred Compensation Plan and the aggregate change in the present value of accumulated benefits under the Supplemental Executive Retirement Plans (“SERPs”) and Salary Continuation Agreements (“SCAs”) from the prior completed fiscal year to the current fiscal year. Includes above market earnings under the Bank’s Executive Deferred Compensation Plan in the amounts of  $2,936 for Mr. Cockerham. Includes an aggregate change in the present value of accumulated benefits under the SERPs and SCAs of  $320,521, $59,796, and $116,526 for Messrs. Pasenelli, Burke and Cockerham, respectively.

(4)
Details of the amounts reported in the “All Other Compensation” column for 2018 are provided in the table below.

Item	Pasenelli	Burke	Cockerham
Company Directors’ fees	$20,700	$—	$—
Market value of allocations under the employee stock ownership plan	7,844	7,844	7,844
Employer contribution to 401(k) Plan	11,000	10,400	11,000
Imputed income under split-dollar life insurance arrangement	1,713	439	975
Automobile	5,391	7,420	4,798
Club dues	5,417	—	4,446
Dividends paid on unvested restricted stock	1,193	922	916
Group term life benefit	222	222	223
Wellness allowance	—	—	200

Employment Agreements.   The Community Financial Corporation and Community Bank of the Chesapeake maintain employment agreements with each of its named executive officers. The term of the employment agreements with Messrs. Pasenelli, Burke and Cockerham are automatically extended by one day each day so that the term remains at three years, until either party gives notice to the other of its intent to stop the renewal of the term of the agreement or if the officer’s employment with the Bank terminates, whether by resignation, discharge or otherwise. Among other things, the employment agreements provide for an annual salary, eligibility to participate in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their employees, including discretionary bonuses, incentive compensation programs, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel.
Under the employment agreements if the executive’s employment is terminated for Cause, he will receive only his base salary or other compensation earned through the date of termination and any other compensation or vested benefits provided under applicable Bank plans or programs. All other obligations of the Bank terminate on the date of termination.
Further, under Mr. Pasenelli’s employment agreement, if his employment is terminated Without Cause (as defined in his employment agreement), he will receive a lump sum payment equal to three times his base salary and three times his most recent annual incentive compensation payment. Mr. Pasenelli would also receive an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36. Under the employment agreement for Messrs. Burke and Cockerham, if either executive’s employment is terminated Without Cause (as defined in the executives employment agreements), the executive would receive a lump sum payment equal to two times his base salary and two times his most recent annual incentive compensation payment. The executive would also receive an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36.
Upon voluntary termination of employment, our named executive officers would receive accrued and earned base salary and other compensation and benefits provided under the Bank’s benefit plans and programs as of the date of termination.
The employment agreements also provide each executive with disability benefits. If an executive terminates employment after becoming disabled pursuant to the terms of the agreement, the executive will receive the compensation and benefits provided for under his employment agreement for (1) any period during the term of his agreement and before the establishment of the executive’s disability; or (2) any period of disability before the executive’s termination of employment due to disability.
Upon an executive’s death, the employment agreements provide that the Company will pay the executives or their respective beneficiaries or estate any compensation due to the executive through the end of the month in which the executive’s death occurred, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Bank’s benefit plans and programs in which the executive participated as of the date of the executive’s death.
Upon a change in control, Mr. Pasenelli’s employment agreement provides that if  (1) the executive’s employment is terminated without cause or without the executive’s consent and for a reason other than cause in connection with or within 12 months after a change in control (as defined in the agreement); or (2) the executive voluntary terminates employment within 12 months following a change in control upon the occurrence of events described in the agreement, he will receive a lump sum payment equal to three times his annual base salary and three times his most recent annual incentive compensation payment, plus an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36. Under Messrs. Burke’s and Cockerham’s employment agreement, each will receive a lump sum payment equal to two times his annual base salary and two times his most recent annual incentive compensation payment, plus an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is generally equal to an average of the individual’s taxable compensation for the five taxable years preceding the year a change in control occurs. The employment agreements apply a “best net benefits” approach in the event that severance benefits under the agreement or otherwise result in “excess parachute payments” under Section 280G. Applying the “best net benefits” methodology, the Agreement provides for two separate calculations to address the application of Section 280G to payments that are contingent on a change in control. The first calculation establishes the after-tax benefit to the executive if the aggregate change in control-related payments are reduced below his Section 280G threshold, thereby avoiding the excise tax. The second calculation determines the after-tax benefit if the payments are made without reduction, and the executive’s after-tax benefit reflects payment of the golden parachute excise tax by the executive. The calculation that yields the greatest after-tax benefit to the executive determines whether the executive’s benefits are subject to reduction or whether the executive will receive all change in control-related benefits.
2015 Equity Compensation Plan.   The Company maintains the 2015 Equity Compensation Plan, a stock-based incentive plan to attract and retain key personnel. The 2015 Equity Compensation Plan provides for the award of restricted stock, stock appreciation rights, stock units and stock options to members of the Board of Directors and key employees. See the Equity Awards Table below for information on the restricted stock awards granted to our named executive officers. Under the terms of the 2015 Equity Compensation Plan, all awards will fully vest upon an executive’s death or disability. If an executive voluntarily terminates his employment or is terminated Without Cause (as defined in the plan) all unvested shares of restricted stock are forfeited as of such termination date. In the event of a change in control, if an executive terminates his employment, other than for Cause, during the 12-month period following a change on control, unvested restricted stock awards will become fully vested and transferable to the executive.
Outstanding Equity Awards at Fiscal Year End.   The following table provides information concerning unvested restricted stock awards for each of the named executive officers outstanding as of December 31, 2018.
	Restricted Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
William J. Pasenelli	01/23/2015	475(2)	$13,889
	01/21/2016	1,008(3)	29,474
	02/09/2017	418(4)	12,222
	02/15/2018	745(5)	21,784
James M. Burke	01/23/2015	425(2)	$12,427
	01/21/2016	769(3)	22,486
	02/09/2017	289(4)	8,450
	02/15/2018	551(5)	16,111
Gregory C. Cockerham	01/23/2015	425(2)	$12,427
	01/21/2016	769(3)	22,486
	02/09/2017	289(4)	8,450
	02/15/2018	531(5)	15,526

(1)
Based upon the Company’s closing stock price of  $29.24 per share at December 31, 2018.

(2)
Shares vest in five equal annual installments beginning on January 23, 2015.

(3)
Shares vest in three equal annual installments beginning on January 21, 2017.

(4)
Shares vest in three equal annual installments beginning on February 9, 2018.

(5)
Shares vest in three equal annual installments beginning on February 15, 2019.

RETIREMENT BENEFITS

The Bank provides our named executive officers with the opportunity to participate in tax-qualified and non-qualified retirement plans and arrangements.
401(k) Plan.   The Bank currently offers a tax-qualified, savings plan to our eligible named executive officers and employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Participants are permitted to make pre-tax contributions to the 401(k) Plan of up to a maximum of  $18,500 in 2018. In addition, participants who have attained age 50 may defer an additional $6,000 annually as a 401(k) “catch-up” contribution. The Bank matches a portion of the participants contributions. This ratio is determined annually by the Board of Directors. In 2018, 2017 and 2016, the Bank matched one-half of the first 8% of the participant’s contribution. Employees who have completed six months of service are covered under this defined contribution plan. Participant’s vest in the Bank’s matching contributions after three years of service. Contributions are determined at the discretion of the Board of Directors.
ESOP.   In addition to the 401(k) Plan, the Bank maintains an employee stock ownership plan (the “ESOP”) for eligible employees. The ESOP provides participants with a retirement benefit in the form of The Community Financial Corporation common stock at no cost to the participants. Employees qualify to participate after one year of service and vest in allocated shares after three years of service.
Salary Continuation Agreements.   The Bank also maintains Salary Continuation Agreements (the “SCAs”) with Messrs. Pasenelli, Burke, and Cockerham to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. The SCAs are non-qualified deferred compensation arrangements. Messrs. Pasenelli, Burke and Cockerham are entitled to a total annual benefit for a period of 15 years of  $92,212, $101,000, and $77,035, respectively, upon normal retirement at or after age 65. A reduced benefit is payable if the executive retires before normal retirement age. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries.
Under the SCAs if the executive’s employment is terminated for Cause, he will not be entitled to any benefits under the terms of his SCAs.
Further, under the SCAs dated September 6, 2003, as amended, upon termination of employment as a result of disability, Messrs. Pasenelli and Cockerham are entitled to an annual benefit for a period of 15 years of  $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65. Under the SCAs dated August 21, 2006, as amended, Messrs. Pasenelli and Cockerham are entitled to an annual disability benefit ranging from $14,325 to $18,100 and $4,420 to $4,800, respectively, depending on the date of termination, commencing with the month following the executive attaining age 65. Under the SCA dated August 21, 2006, as amended, Mr. Burke is entitled to an annual disability benefit ranging from $62,746 to $101,000, on the date of termination, commencing with the month following the executive attaining age 65.
The SCAs also provide, if an executive dies while in active service with the Bank, the executive’s designated beneficiaries will receive an annual benefit, for a period of 15 years, of  $92,212 for Mr. Pasenelli, $101,000 for Mr. Burke, $77,035 for Mr. Cockerham, commencing with the month following the executive’s death. If the executive dies after his employment has terminated but before payments under the agreement have commenced, their designated beneficiary will be entitled to the same payments beginning on the first day of the month after the executive’s death. If the executive dies after the benefit payments have commenced, but before receiving all payments, their designated beneficiary will be entitled to the remaining benefits that would have been paid to the executive if the executive had survived.
Upon the termination of employment within 12 months subsequent to a change in control and before age 65, Mr. Pasenelli and Mr. Cockerham are entitled to an annual benefit for a period of 15 years of $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65. Each of Mr. Pasenelli’s and Mr. Cockerham’s salary continuation agreements dated September 6, 2003, as amended, provide that if the value of the benefits provided in connection with a change in control exceed his 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his

280G Limit. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Pasenelli is entitled to an additional annual benefit ranging from $14,591 to $18,100 (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Cockerham is entitled to an additional annual benefit. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Cockerham and Burke are entitled to an additional annual benefit ranging from $4,665 to $4,800 and $49,782 to $101,000, respectively, (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65.
Supplemental Executive Retirement Plans.   The Bank also maintains 2011 and 2014 supplemental executive retirement plans (the “SERPs”), with each of Messrs. Pasenelli, Burke, and Cockerham to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. If he remains employed with the Bank until his normal retirement age of 65, Messrs. Pasenelli, Burke and Cockerham are entitled to receive an accrued retirement benefit payable annually for a period of 15 years of  $124,974, $77,434, and $13,087, respectively. A reduced benefit is payable if the executive retires before normal retirement age or terminates service with the Bank for other reasons.
Under the amended and restated 2011 and 2014 SERPs if an executive’s employment is terminated for Cause, he will not be entitled to any benefits under the terms of his SERPs.
Further, under the amended and restated 2011 and 2014 SERPs, if Messrs. Pasenelli, Burke and Cockerham becomes disabled before he terminates his employment with the Bank or his retirement, and prior to a Change in Control, he is entitled to receive a disability benefit equal to his accrued benefit under the SERPs as of the date of determination of disability. Payment of the disability benefit will commence on the first day of the month following the earlier of the executive’s 65th birthday or death and is paid in 15 equal annual installments.
The amended and restated 2011 and 2014 SERPs also provide that if an executive dies while actively employed by the Bank and before reaching his normal retirement age of 65, the SERPs provide for a death benefit equal to the executive’s accrued benefit under the SERPs, payable to the executive’s beneficiary in 15 equal annual installments. If the executive dies after the commencement of his SERP benefit payments, the executive’s beneficiary is entitled to the unpaid balance of the payments for the balance of 15 annual installments.
In the event of a Change in Control prior to Messrs. Pasenelli, Burke and Cockerham (i) attaining age 65, (ii) his death, (iii) disability, (iv) retirement, or (v) Separation from Service, his benefit under the plan will equal the accrued benefit calculated as of any subsequent separation from service following the change in control with 36 months of additional accrual. Payments will commence at the earliest of his attaining age 65 or his death. However, if the executive experiences a Separation from Service within 24 months following a Change in Control, the executive is entitled to his full accrued retirement benefit, with payments to commence no later than the second month following his Separation from Service. Under the amended and restated 2011 SERPs for Messrs. Pasenelli, Burke and Cockerham, if the benefit payment would be treated as an “excess parachute payment” under Code Section 280G (“280G Limit”), the Bank will reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.
Deferral Plan.   The Bank also maintains an Executive Deferred Compensation Plan under which our named executive officers may defer all or any portion of their base salary. Deferred amounts may be credited annually with interest at a rate equal to the Company’s consolidated return on equity for the calendar year or credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants. The executive’s account balance under this plan will be distributed to the executive following the executive’s termination of service or on a specified date in either a lump sum or over a period of one to 10 years, as elected by the executive.

OTHER INFORMATION RELATING TO
DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance.   Pursuant to federal securities laws, the Company’s officers, directors and persons who own more than 10% of the outstanding common stock are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received during the past fiscal year and written representations from such persons that no additional reports of changes in beneficial ownership were required, the Company believes that during 2018, all of its officers, directors and all of its stockholders owning in excess of 10% of the outstanding common stock of the Company, have complied with the reporting requirements.
Policies and Procedures for Approval of Related Persons Transactions.   We maintain a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.
Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:
•
the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•
the Company is, will or may be expected to be a participant; and

•
any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:
•
any compensation paid to an executive officer of the Company if the Governance Committee of the Board approved (or recommended that the Board approve) such compensation;

•
any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

•
any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:
•
whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•
the size of the transaction and the amount of consideration payable to the related person;

•
the nature of the interest of the related person;

•
whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Relationships and Transactions with the Company and the Bank.   The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank does not currently have such a program in place. From time to time, the Bank makes loans and extensions of credit to its executive officers and directors, and members of their immediate families. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2018, these loans were performing according to their original terms.
In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of  $25,000 or 5% of the Company’s capital and surplus (up to a maximum of  $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

STOCKHOLDER PROPOSALS AND NOMINATIONS

To be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s main office at 3035 Leonardtown Road, Waldorf, Maryland 20601 no later than December 4, 2019. If next year’s annual meeting is held on a date more than 30 calendar days from May 15, 2020, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.
Stockholder proposals, other than those submitted above, and nominations must be submitted in writing, delivered or mailed by first class United States mail, postage pre-paid, to the Secretary of the Company not fewer than 30 days nor more than 60 days before any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 40 days before the meeting, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of the 10th day following the day on which notice of the meeting was mailed to stockholders.

BOARD POLICIES REGARDING COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to conducting solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.
The Company’s 2018 Annual Report to Stockholders, including financial statements, accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of March 18, 2019 upon written request to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601.

Dear ESOP Participant:
On behalf of the Board of Directors, I am forwarding to you the attached vote authorization form to convey your voting instructions to Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn Zabriskie, Trustees for the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”) on the proposals presented at the Annual Meeting of Stockholders of The Community Financial Corporation (the “Company”) on May 15, 2019. Also enclosed is a Notice of Annual Meeting and Proxy Statement for the Company’s Annual Meeting of Stockholders and the 2018 Annual Report on Form 10-K.
As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account as of March 18, 2019, the record date for the Annual Meeting. The Trustees will vote all allocated shares of Company common stock as directed by ESOP participants. The Trustees will vote unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions received from ESOP participants, subject to the exercise of their fiduciary duties.
To direct the ESOP Trustees how to vote the shares of common stock allocated to your ESOP account, please complete and sign the enclosed vote authorization form and return it to the attention of Barbara Lucas at the address indicated on the vote authorization form no later than May 8, 2019.
Sincerely,
Michael L. Middleton
Chairman of the Board

# VOTE AUTHORIZATION FORM

## COMMUNITY BANK OF THE CHESAPEAKE
## EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
## THE COMMUNITY FINANCIAL CORPORATION
Annual Meeting of Stockholders – May 15, 2019

With respect to all shares of common stock of The Community Financial Corporation (the "Company") that are allocated to the account of the undersigned pursuant to the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the "ESOP"), the undersigned hereby directs Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn Zabriskie as Trustees of the Trust established under the ESOP, to vote such shares at the Annual Meeting of Stockholders (the "Meeting") to be held at the Community Bank of the Chesapeake, Waldorf, Maryland, on Wednesday, May 15, 2019 at 10:00 a.m., local time, and at any and all adjournments thereof as follows:

The Board of Directors recommends a vote "FOR" all of the nominees and "FOR" Proposals 2 and 3 and for "1 YEAR" for Proposal 4.

You are to vote my shares as follows:

☐ PLEASE MARK VOTES AS IN THIS EXAMPLE

1. ELECTION OF DIRECTORS

FOR all nominees listed below ☐    WITHHOLD AUTHORITY to vote for all nominees listed below ☐    *EXCEPTIONS ☐

Louis P. Jenkins, Jr., Michael L. Middleton, Mary Todd Peterson.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

*Exceptions: ________________________________________

| FOR | AGAINST | ABSTAIN |
|---|---|---|
| ☐ | ☐ | ☐ |

3. THE APPROVAL OF A NON-BINDING RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

| FOR | AGAINST | ABSTAIN |
|---|---|---|
| ☐ | ☐ | ☐ |

4. THE DETERMINATION OF WHETHER THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXEUCTIVE OFFICERS SHOULD OCCURE EVERY ONE, TWO OR THREE YEARS.

| 1 YEAR | 2 YEARS | 3 YEARS | ABSTAIN |
|---|---|---|---|
| ☐ | ☐ | ☐ | ☐ |

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company's 2018 Annual Report on Form 10-K.

________________________________
PARTICIPANT'S NAME

Dated: ____________________, 2019

________________________________
SIGNATURE OF PARTICIPANT

Please complete this direction form, sign, date and return it to the Company, Attn: Barbara Lucas, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, **Maryland 20601 by May 8, 2019.**

THE COMMUNITY FINANCIAL CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on 05/14/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on 05/14/2019. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

| NAME | SHARES |
|---|---|
| THE COMPANY NAME INC. - COMMON | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS A | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS B | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS C | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS D | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS E | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS F | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - 401 K | 123,456,789,012.12345 |

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors recommends you vote FOR the following:**

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

**Nominees**

01 Louis P. Jenkins, Jr. 02 Michael L. Middleton 03 Mary Todd Peterson

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. The ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019. | ☐ | ☐ | ☐ |
| 3. The approval of a non-binding resolution of the compensation of the named executive officers. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote for 1 YEAR for proposal 4.**

| | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|
| 4. The determination of whether the stockholder vote to approve the compensation of the named executive officers should occur every one, two or three years. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** The undersigned acknowledges receipt from the Company prior to the execution of this proxy of Notice of the Annual Meeting, a Proxy Statement for the Annual Meeting and the Company's 2018 Annual Report.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000412456_1 R1.0.1.18

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

# THE COMMUNITY FINANCIAL CORPORATION
## ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2019
## THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Austin J. Slater, Jr. and Joseph V. Stone, Jr. with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of The Community Financial Corporation (the "Company") that the undersigned is entitled to vote at the 2019 annual meeting of stockholders to be held in the Board Room at the main office of Community Bank of the Chesapeake, 3035 Leonardtown Road, Waldorf, Maryland on Wednesday, May 15, 2019 at 10:00 a.m. (the "Annual Meeting") and at any and all adjournments thereof, as indicated on the reverse side.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

**THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3 AND FOR "1 YEAR" FOR PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR ANNUAL MEETING OF STOCKHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2019 ANNUAL MEETING.**

0000412456_2 R1.0.1.18

**Continued and to be signed on reverse side**